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                                                                      Exhibit 11

                        CML GROUP, INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS (LOSS) PER SHARE

For the periods ended January 27, 1996
and January 28, 1995

                                                      Second Quarter                Six Months
                                              ---------------------------   ---------------------------
                                                  1996           1995           1996           1995
                                              ------------   ------------   ------------   ------------

Primary earnings (loss) per share:,

Weighted average number of shares
  outstanding:
Common                                          49,129,197     49,870,036     49,176,906     49,928,177
Shares deemed outstanding from the
  assumed exercise of stock options
  and from deferred compensation
  awards                                           430,311        810,197        488,720        814,829
                                               -----------    -----------    -----------    -----------
Total                                           49,559,508     50,680,233     49,665,626     50,743,006
                                               ===========    ===========    ===========    ===========
Net income (loss)                             ($30,053,000)   $41,678,000   ($45,071,000)   $42,559,000
                                               ===========    ===========    ===========    ===========
Primary earnings (loss) per share                   ($0.61)         $0.82         ($0.91)         $0.84
                                               ===========    ===========    ===========    ===========

Fully diluted earnings (loss) per share:

Weighted average number of shares
  outstanding, as above                         49,559,508     50,680,233     49,665,626      50,743,006
Shares deemed outstanding from the
  assumed conversion of convertible
  subordinated debentures                        1,604,877      2,110,453      1,604,877       2,164,551
Additional shares deemed outstanding
  from the assumed exercise of
  stock options                                      --             7,926         --               3,963
                                               -----------    -----------    -----------    ------------
Total                                           51,164,385     52,798,612     51,270,503      52,911,520
                                               ===========    ===========    ===========    ============

Additional income from the elimination of
  the interest cost of the convertible subord-
  inated debentures, net of income tax effect     $398,000       $510,000       $779,000      $1,031,000

Fully diluted earnings (loss) per share             ($0.61)         $0.80         ($0.91)          $0.82
                                               ===========    ===========    ===========    ============

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